Exhibit 12.1 – Computation of Earnings to Fixed Charges

					2007 Periods			2008 Periods			Successor	For the Three Months Ended March 31,
	Predecessor 1		Predecessor 1		Predecessor 1	Predecessor 2	Combined	Predecessor 2	Successor	Combined
												Successor	Successor
	Restated 2005		Year Ended December 31, 2006		January 1, 2007 through January 30, 2007	January 31, 2007 through December 31, 2007	Year Ended December 31, 2007	January 1, 2008 through December 14, 2008	December 15, 2008 through December 31, 2008	Year Ended December 31, 2008	Year Ended December 31, 2009	2009	2010
	(Unaudited)						(Unaudited)			(Unaudited)

Income before income tax expense (benefit)	1,817		15,604		(15,442)	(2,871)	(18,313)	(54,010)	(3,900)	(57,910)	(67,011)	(6,400)	(8,312)
Less: Equity income	-		-		-	-	-	-	-	-	-	-	-
Plus: Fixed charges	6,570		2,133		437	29,859	30,296	40,900	2,548	43,448	58,906	14,098	13,249

Earnings available for fixed charges	8,387		17,737		(15,005)	26,988	11,983	(13,110)	(1,352)	(14,462)	(8,105)	7,698	4,937

Fixed charges
Interest	6,101		1,662		283	34,120	34,403	46,081	2,436	48,517	61,838	13,776	12,926
Less: Cancellation of debt	-		-		-	(5,107)	(5,107)	(7,362)	-	(7,362)	(4,219)	-	-
Interest component of rental expense	469		471		154	846	1,000	2,181	112	2,293	1,287	322	323

Total fixed charges	6,570		2,133		437	29,859	30,296	40,900	2,548	43,448	58,906	14,098	13,249
Ratio of earnings to fixed charges(1)	1.28	x	8.32	x	-	-	-	-	-	-	-	-	-

(1)	Earnings consist of income from continuing operations before income taxes and fixed charges, adjusted to exclude capitalized interest. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt discounts, premiums and issuance costs. For the period January 1, 2007 to January 30, 2007 (predecessor 1), January 31, 2007 to December 31, 2007 (predecessor 2), January 1, 2008 to December 14, 2008 (predecessor 2), December 15, 2008 to December 31, 2008 (successor), for the year ended December 31, 2009, and the three months ended March 31, 2009 and 2010, fixed charges exceeded earnings by $15,422, $2,871, $54,010, $3,900, $67,011, $6,400, and $8,312, respectively.